Exhibit 99.1

CENTRAL EUROPEAN DISTRIBUTION CORPORATION EXTENDS CONSENT FEE DEADLINE IN EXCHANGE OFFER AND CONSENT SOLICITATION FOR SENIOR SECURED NOTES DUE 2016

WARSAW, POLAND – March 13, 2013 – Central European Distribution Corporation (NASDAQ: CEDC) announced today that CEDC’S subsidiary, CEDC Finance Corporation International, Inc. (“CEDC FinCo”), has extended the Consent Fee Deadline and the Early Voting Deadline in the Consent Solicitation relating to CEDC FinCo’s Senior Secured Notes due 2016 (“2016 Notes”) from 5:00 p.m. EDT on March 14, 2013, to 5:00 p.m. EDT on March 22, 2013.

CEDC FinCo is conducting an exchange offer for its outstanding 2016 Notes as described in the amended Offering Memorandum, date March 8, 2013 (“Offering Memorandum”), filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission on March 8, 2013. CEDC and CEDC Finco are also soliciting consents to a pre-packaged chapter 11 plan of reorganization that is included with the offering materials related to the exchange offer, and CEDC is conducting an exchange offer with respect to its Senior Notes due 2013.

In connection with the exchange offer for the 2016 Notes, CEDC FinCo is soliciting consents for certain waivers and amendments under the indenture that governs the 2016 Notes as described in the Offering Memorandum. Under the terms of the consent solicitation, holders of 2016 Notes who deliver a consent by the Consent Fee Deadline upon the terms and conditions of the solicitation (including the condition that the consents of holders of at least 90% of the principal amount of the outstanding 2016 Notes are obtained by the Consent Fee Deadline) will receive a consent fee equal to 0.50% of the principal amount of 2016 Notes in respect of which consents are delivered.

The Consent Fee Deadline and the Early Voting Deadline are each hereby extended to 5:00 p.m. EDT on March 22, 2013. The expiration date of the exchange offers and consent solicitation and the voting deadline (11:59 p.m. EDT on March 22, 2013) has not been changed.

The exchange offers contemplate a financial restructuring that will reduce CEDC’s and CEDC FinCo’s debt by up to approximately $635 million. The Company believes that a successful restructuring will improve its financial strength and flexibility and enable it to focus on maximizing the value of its strong brands and market position.

The restructuring is expected to have no effect on CEDC’s operations in Poland, Russia, Hungary or Ukraine, all of which will continue doing business as usual. Obligations to all employees, vendors, and providers of credit support lines in Poland, Russia, Hungary and Ukraine will be honored in the ordinary course of business without interruption. The Company believes that its subsidiaries acting in Poland, Russia, Hungary and Ukraine have sufficient cash and resources on hand to meet all such obligations.

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CEDC has filed a Tender Offer Statement on Schedule TO, together with the Offering Memorandum and related Letters of Transmittal that are exhibits to the Tender Offer Statement on Schedule TO, with the Securities and Exchange Commission. Each such document, as well as any amendments, supplements or additional exhibits thereto, are available, free of charge, from the SEC’s website at www.sec.gov. Note holders are encouraged to read these documents, as they contain important information regarding the terms and conditions of the amended exchange offers and a pre-packaged chapter 11 plan of reorganization as well as certain consequences of their implementation for CEDC, the Note holders and the existing shareholders of CEDC.

Requests for the Offering Memorandum and other documents relating to the amended exchange offers may be directed to Garden City Group, the information and exchange agent for the amended exchange offers, at (800) 878-1684 (toll-free North America) or (614) 763-6110 (direct-dial toll international).

None of CEDC, CEDC Finance Corporation International, Inc., or the information and exchange agent makes any recommendation as to whether holders should tender their notes pursuant to the amended exchange offers. Each holder must make its own decision as to whether to tender its notes and, if so, the principal amount of the notes to be tendered.

This press release is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell the notes or any other securities of CEDC.

The amended exchange offers are being made pursuant to an exemption from registration under Section 3(a)(9) of the Securities Act of 1933. The exchange offers are only being made pursuant to the Offering Memorandum and the related Letters of Transmittal. The amended exchange offers are not being made to note holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

Media contact:

Thomas Mulligan

212-573-6100